As filed with the Securities and Exchange Commission on July 21, 2004
Registration No. 333-114214

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ChromaVision Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2649072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

33171 Paseo Cerveza

San Juan Capistrano, California 92675
(888) 443-3310
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen T. D. Dixon

Chief Financial Officer
ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, California 92675
(888) 443-3310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William A. Voxman

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
(213) 485-1234

    Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Per Unit(3)	Offering Price(3)	Registration Fee(5)

Common Stock, par value $.01 per share(4)	11,960,000 shares	$2.26	$27,029,600	$3,457.58

(1)	Includes the registration for resale of (i) 10,400,000 shares of common stock, and (ii) 1,560,000 shares of common stock issuable upon exercise of warrants.

(2)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)	The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $2.26, the average of the high and low prices of common stock of ChromaVision Medical Systems, Inc. as reported by The Nasdaq SmallCap Market on April 2, 2004.

(4)	Pursuant to the Rights Agreement of the Registrant, dated February 10,1999, as amended, one stock purchase right (each a “Right”) is deemed to be delivered with each share of Common Stock issued by the Registrant. The Rights currently are not separately transferable apart from the Common Stock. Accordingly, no independent value has been attributed to the Rights.

(5)	Previously Paid.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED July 21, 2004

PRELIMINARY PROSPECTUS

[LOGO]

Up to 11,960,000 Shares

ChromaVision Medical Systems, Inc.

Common Stock

          The stockholders of ChromaVision Medical Systems, Inc. listed in this prospectus are offering and selling up to 11,960,000 shares of common stock under this prospectus. These shares of common stock include the resale of:

•	10,400,000 shares of common stock issued pursuant to the Securities Purchase Agreement dated March 25, 2004 (the “Purchase Agreement”), and

•	1,560,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Purchase Agreement.

          Please see “Selling Stockholders” and “Plan of Distribution” for information about the selling stockholders and the manner of offering of the common stock.

          Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CVSN”. The last reported sales price for our common stock on July 19, 2004 was $1.63 per share.

            This investment involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 2.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July      , 2004.

      You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. You should assume that information in this prospectus or in any prospectus supplement is accurate as of the date on their respective covers. Neither the delivery of this prospectus, nor any sale made under this prospectus, will under any circumstances imply that the information in this prospectus and in any prospectus supplement is correct as of any date after the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

      All references in this prospectus to “ChromaVision Medical Systems,” the “Company,” “our Company,” “we,” “us,” or “our” mean and include ChromaVision Medical Systems, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this prospectus. Without limiting the generality of the foregoing, prospective investors should carefully consider the factors set forth under the caption “Risk Factors” on page 2.

Our Company

      ChromaVision Medical Systems, Inc. is a cellular imaging systems company that has developed and is marketing an Automated Cellular Imaging System (ACIS®) designed to assist physicians by detecting, counting and classifying cells of clinical interest based on color, size and shape.

      The system combines proprietary, color-based imaging technology with automated microscopy to bring accuracy, sensitivity and reproducibility to cell image analysis. The ACIS offers substantial flexibility because the software can be configured to identify a variety of targeted cellular conditions.

      ChromaVision has identified a broad range of potential applications for its technology. The Company currently markets its products to physicians and researchers in university medical centers, commercial reference laboratories, hospitals, pathology groups and biopharmaceutical companies in connection with cancer, infectious disease and genetic disease management.

      The selling shareholders in this registration statement include subsidiaries of Safeguard Scientifics, Inc. which beneficially owns a majority of our outstanding shares of common stock. As the beneficial owner of a majority of our outstanding capital stock, Safeguard Scientifics, Inc. has significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including election of directors, mergers, consolidations and any sale of all or substantially all of our assets.

      Our principal executive offices are located at 33171 Paseo Cerveza, San Juan Capistrano, California, 92675, and our telephone number is (888) 443-3310.

RISK FACTORS

      You should consider carefully all the risks we describe below before buying any of our securities. You also should consider any risks contained in any filing with the SEC that is incorporated by reference into this registration statement before buying any of our securities.

Risks Related to Our Business

Our existing business is highly dependent on increased market acceptance of the ACIS, and it is uncertain whether the ACIS will achieve that acceptance.

      Increased market acceptance of the ACIS depends on a number of variables, including, but not limited to, the following:

•	the ability of the ACIS to perform as expected;

•	acceptance by patients, physicians, third party payors and laboratories of the ACIS to run the tests performed using it;

•	our ability to develop a significant number of tests performed with the ACIS;

•	the amount of reimbursement by third party payors for a test performed using the ACIS;

•	the effectiveness of marketing, distribution and pricing strategy;

•	availability of alternative and competing diagnostic products; and

•	scientific studies and other publicity concerning ACIS or competitive products.

      The future commercial success of our products will depend primarily on convincing research, reference and clinical laboratories to evaluate and offer these products as research tools for scientists and clinical investigators and as diagnostic products to physicians, laboratory professionals and other medical practitioner and convincing physicians, laboratory professionals and other medical practitioners to order tests for their patients involving our technologies. To accomplish this, we will need to convince oncologists, pathologists and other members of the medical and biotechnology communities of the benefits of our products. Additionally, if ongoing or future clinical trials result in unfavorable or inconsistent results, these products may not achieve market acceptance. Even if the efficacy of our future products and services are established, physicians may elect not to use them for a number of reasons. These reasons might include the training required for their use or unfavorable reimbursement from health care payors.

We have a history of operating losses, and our future profitability is uncertain.

      Since our inception in 1993 as a division of XL Vision, Inc., we have incurred operating losses in every year, and our accumulated deficit as of March 31, 2004 was $89,229,000. Those operating losses are principally associated with the research and development of our ACIS technology, the conducting of clinical trials, preparation of regulatory clearance filings and the development of our sales and marketing organization to commercialize the ACIS. Although leasing and sales of the ACIS have been encouraging since we began the commercial distribution of the ACIS in late 1999, we may not be able to achieve profitable operations at any time in the future.

      Because our operating expenses are likely to increase significantly in the near term, we will need to generate significant additional revenue to achieve profitability. We expect our losses to continue to increase as a result of ongoing research and development and clinical trial expenses, as well as increased manufacturing, sales and marketing expenses. We are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

We have limited experience in providing laboratory and other services, which may cause us to experience difficulties that could delay or prevent the development, introduction and marketing of these services.

      We began providing reference laboratory services in-house beginning in April 2004 and we may also begin to provide additional, oncology-focused laboratory services that complement our image analysis and certified ACCESS reference laboratory services. The success and viability of these initiatives is dependent on a number of factors including:

•	our ability to develop and provide services that we have not previously provided;

•	adequate reimbursement;

•	medical efficacy as demonstrated by clinical studies and governmental clearances; and

•	governmental clearances, governmental regulations and expansion of the menu of tests performed by ACIS to bring greater economies of scale to our accounts operations.

      We may not be successful in any of these areas, we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these services, and we may not adequately meet the demands of the marketplace or achieve market acceptance. Our inability to accomplish any of these endeavors may have a material adverse effect on our business, operating results, cash flows and financial condition.

We may require additional financing to fund our new business initiatives, and it is uncertain whether such financing will be available on favorable terms, if at all.

      We currently estimate that our existing capital resources will enable us to sustain operations for the foreseeable future. We have expended and will continue to expend substantial funds for research and development, clinical trials and manufacturing and marketing of our system. In addition we will expend substantial funds in implementing our new business initiatives, including our plans to provide reference laboratory services and other oncology-focused laboratory services. We will need capital sooner than currently expected if our new business initiatives are not successful or we fail to achieve the level of revenues from applications and our other services in the time frame contemplated by our business plan.

      Our present and future funding requirements will also depend on certain external factors, including, among other things:

•	the level of research and development investment required to maintain and improve our technology position;

•	costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses;

•	competing technological and market developments; and

•	changes in regulatory policies or laws that affect our operations.

      We do not know whether additional financing will be available on commercially acceptable terms when needed. In addition, our existing financing agreements contain covenants that prevent us from incurring additional debt (subject to limited exceptions) and prevent us from granting certain liens, claims or encumbrances on our assets. As a result, we may need the consent of our existing lenders to obtain additional debt financing. If adequate funds are not available or are not available on commercially acceptable terms, we might be required to delay, scale back or eliminate some or all of our development activities, new business initiatives, clinical studies or regulatory activities or to license to third parties the right to commercialize products or technologies that we would otherwise seek to commercialize ourselves.

Our ability to engage in certain business transactions may be limited by the restrictive covenants of our debt financing agreements.

      Our existing financing agreements with Comerica Bank and GE Capital contain financial covenants requiring us to meet financial ratios and financial condition tests, as well as covenants restricting our ability to:

•	incur additional debt;

•	pay dividends or make other distributions or payments on capital stock;

•	make investments;

•	incur or permit to exist liens;

•	enter into transactions with affiliates;

•	change business, legal name or state of incorporation;

•	guarantee the debt of other entities, including joint ventures;

•	merge or consolidate or otherwise combine with another company; and

•	transfer or sell our assets.

      These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities, including acquisitions. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. We believe that we are currently in compliance with the covenants in our financing agreements.

We have recently terminated our relationships with reference laboratory partners, including our largest customer, which could have a negative impact on our revenue.

      During the past several years, we have had reference laboratory partners service our remote pathology ACIS users by performing the technical and professional component of analysis such as staining and image scanning. US LABS, Inc. and Esoterix, Inc. are two national reference laboratory partners that have provided these services. In February 2004, we notified US LABS. Inc. and Esoterix, Inc. that we would end our relationship with them and begin to provide in-house laboratory services to our customers beginning in April 2004. For the year ended December 31, 2003, US Labs was our largest customer and accounted for approximately 7% of our revenues. Following the termination notice, we and US Labs were engaged in a dispute regarding the interpretation of a non-solicitation provision contained in the reference lab agreement between the parties. On March 19, 2004, we entered into a settlement agreement with US Labs pursuant to which we agreed that we would extend our contractual relationship with US Labs until July 1, 2004, when our contractual relationship would end. In return for this extension of time, US Labs agreed to pay us an increased compensation rate. US Labs also agreed that the termination of its contractual relationship on July 1, 2004 will extinguish our remaining obligations under the non-solicitation provision of the laboratory reference agreement.

We have limited manufacturing experience and may encounter difficulties as we undertake to manufacture our system in increasing quantities.

      We have limited commercial manufacturing experience and capabilities. We may encounter significant delays and incur significant unexpected costs in scaling-up our manufacturing operations. In addition, we may encounter delays and difficulties in hiring and training the workforce necessary to manufacture the ACIS in the increasing quantities required for us to achieve profitability. The failure to scale-up manufacturing operations successfully, in a timely and cost-effective manner, could have a material adverse effect on our revenues and income. We believe that we have adequate manufacturing capacity to meet anticipated demand for 2004. However, in order to meet demand thereafter, we will have to expand our manufacturing processes and facilities or rely on third-party manufacturers. We might encounter difficulties in expanding our manufacturing processes and facilities or in developing relationships with third-party manufacturers. If we are unable to overcome these difficulties our ability to meet product demand could be impaired or delayed.

We may not successfully manage our growth, which may result in delays or unanticipated difficulties in implementing our business plan.

      Our success will depend upon the expansion of our operations and the effective management of our growth. We expect to experience growth in the scope of our operations and services and the number of our employees. If we grow significantly, such growth will place a significant strain on management and on administrative, operational and financial resources. To manage any growth, we would need to expand our facilities, augment our operational, financial and management systems, internal controls and infrastructure and hire and train additional qualified personnel. Our future success is heavily dependent upon growth and acceptance of our future products and services. If we are unable to scale our business appropriately or otherwise adapt to anticipated growth and new product introduction, our business, operating results, cash flows and financial condition may be harmed.

The medical imaging technology market is characterized by rapid technological change, frequent new product introductions and evolving industry standards, and we may encounter difficulties keeping pace with changes in this market.

      The introduction of diagnostic tests embodying new technologies and the emergence of new industry standards can render existing tests obsolete and unmarketable in short periods of time. We expect competitors to introduce new products and services and enhancements to existing products and services. The life cycles of tests using the ACIS, and of the ACIS itself, are difficult to estimate. Our future success will depend upon our ability to enhance our current tests, to develop new tests, and to enhance and continue to develop the hardware and software included in the ACIS, in a manner that keeps pace with emerging industry standards and achieves market acceptance. Our inability to accomplish any of these endeavors will have a material adverse effect on our business, operating results, cash flows and financial condition.

We face substantial existing competition and potential new competition from others pursuing technologies for imaging systems.

      We compete in a highly competitive industry. ACIS was first released in 1997 for use in research as an imaging system for the detection of rare cellular events. The primary application was for the detection of cells which contained a marker used to distinguish possible cancerous cells in bone marrow. At that time, the most significant competition to the ACIS for this application was use of manual microscopes and certain other cell-based techniques. These other techniques include PCR, a technique used in clinical labs to detect DNA sequences, and flow cytometry, a technique used to analyze biological material through the detection of the light-absorbing or fluorescing properties of cells. A natural progression for ChromaVision and the ACIS was to penetrate the manually intensive slide-based cancer testing market, with an initial focus on the breast cancer market. Companies such as DAKO, Ventana and BioGenex have greater cancer-testing market share and stronger medical laboratory relationships than we do. They also have two of the critical system components needed to drive standardization — reagents and staining automation. Other imaging companies such as TriPath and Applied Imaging are currently expanding into this market. Advancements in alternative cancer diagnostic tests and the development of new protein-based therapies will bring increased competition to this market segment, and such competition could adversely affect our operating results, cash flows and financial condition.

      The clinical laboratory business is intensely competitive both in terms of price and service. This industry is dominated by several national independent laboratories, but includes many smaller niche and regional independent laboratories as well. Large commercial enterprises, including Quest and LabCorp, have substantially greater financial resources and may have larger research and development programs and more sales and marketing channels than we do, enabling them to potentially develop and market competing assays. These enterprises may also be able to achieve greater economies of scale or establish contracts with payor groups on more favorable terms. Smaller niche laboratories compete with us based on their reputation for offering a narrow test menu. Academic and regional institutions generally lack the advantages of the larger commercial laboratories but still compete with us on a limited basis. Pricing of laboratory testing services is one of the significant factors often used by health care providers in selecting a laboratory. As a result of the clinical laboratory industry undergoing significant consolidation, larger clinical laboratory providers are able to increase cost efficiencies afforded by large-scale automated testing. This consolidation results in greater price competition. Once we begin to provide laboratory services, we may be unable to increase cost efficiencies sufficiently, if at all, and as a result, our operating results, cash flows and our financial position could be negatively impacted by such price competition.

      Competition in the pharmaceutical and biotechnology industries, and the medical devices and diagnostic products segments in particular, is intense and has been accentuated by the rapid pace of technological development. Our competitors in this area include large diagnostics and life sciences companies. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do. Some of them also have more experience than we do in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales.

      Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing technologies or products earlier and obtaining regulatory approvals and clearances from the FDA more rapidly than we. Our competitors also might develop more effective technologies or products that are more predictive, more highly automated or more cost-effective, and that may render our technologies or products obsolete or non-competitive.

We rely significantly on third-party manufacturers who may fail to supply us with components necessary to our products and services on a timely basis.

      We rely currently and intend to continue to rely significantly in the future on third-party manufacturers to produce all of the components used in our ACIS device. We are dependent on these third-party manufacturers to perform their obligations in a timely and effective manner and in compliance with FDA and other regulatory requirements.

      To date, we have generally not experienced difficulties in obtaining components from our manufacturers and, in cases where a particular manufacturer was unable to provide us with a necessary component, we have been able to locate suitable secondary sources. However, if the suppliers we rely on in the manufacturing of our products were unable to supply us with necessary components and we were unable to locate acceptable secondary sources, we might be unable to satisfy product demand, which would negatively impact our business. In addition, if any of these components are no longer available in the marketplace, we will be forced to further develop our technologies to incorporate alternate components. If we incorporate new components or raw materials into our products we might need to seek and obtain additional approvals or clearances from the FDA or foreign regulatory agencies, which could delay the commercialization of these products.

Our strategy for the development and commercialization of the ACIS platform contemplates collaborations with third parties, making us dependent on their success.

      We have entered into and intend to continue to enter into corporate collaborations for the development of new applications, clinical collaborations with respect to tests using the ACIS and strategic alliances for the distribution of the ACIS and our other products. We, therefore, depend upon the success of third parties in performing their responsibilities. We cannot assure you that we will be able to enter into arrangements that may be necessary in order to develop and commercialize our products, or that we will realize any of the contemplated benefits from these arrangements. Furthermore, we cannot assure you that any revenues or profits will be derived from our collaborative and other arrangements.

      We do not have the ability to independently conduct the clinical trials required to obtain regulatory clearances for our applications. We intend to rely on third-party expert clinical investigators and clinical research organizations to perform these functions. If we cannot locate and enter into favorable agreements with acceptable third parties, or if these third parties do not successfully carry out their contractual obligations, meet expected deadlines or follow regulatory requirements, including clinical laboratory, manufacturing and good clinical practice guidelines, then we may be the subject of an enforcement action by the FDA or some other regulatory body, and may be unable to obtain clearances for our products or to commercialize them on a timely basis, if at all.

Failure in our information technology systems could disrupt our operations.

      Our success will depend, in part, on the continued and uninterrupted performance of our information technology systems. Information systems are used extensively in virtually all aspects of our business, including laboratory testing, billing, customer service, logistics and management of medical data. Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems.

      Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite reasonable security measures we have implemented, some of our information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems, in part because we conduct business on the Internet and because some of these systems are located at third party web hosting provides and we cannot control the maintenance and operation of the data centers. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems, leading to lost revenue, deterioration of customer confidence, or significant business disruption. Our business, financial condition, results of operations, or cash flows could be materially and adversely affected by any problem that interrupts or delays our operations.

If a catastrophe were to strike our facility, we would be unable to operate our business competitively.

      We currently assemble, test and release our ACIS device at our facility located in San Juan Capistrano, California. Our specimen processing facilities, our clinical laboratory, and our corporate offices are located in the same site. We do not have alternative production plans in place or alternative facilities available at this time. If there are unforeseen shutdowns to our facility, we will be unable to satisfy customer orders on a timely basis.

      Our facilities may be affected by catastrophes such as fires, earthquakes or sustained interruptions in electrical service. Earthquakes are of particular significance to us because all of our clinical laboratory facilities are located in Southern, California, an earthquake-prone area. In the event our existing facilities or equipment are affected by man-made or natural disasters, we may be unable to process our customers’ samples in a timely manner and unable to operate our business in a commercially competitive manner.

Our ability to maintain our competitive position depends on our ability to attract and retain highly qualified managerial, technical and sales and marketing personnel.

      We believe that our continued success depends to a significant extent upon the efforts and abilities of our executive officers and our scientific and technical personnel, including the following individuals:

•	Michael Cola, our Chairman and Interim Chief Executive Officer;

•	Stephen T. D. Dixon, our Executive Vice President and Chief Financial Officer,

•	Heather Creran, our Executive Vice President and Chief Operating Officer — Oncology Services;

•	Kenneth Bauer, Ph.D., our Vice President and Chief Science Officer;

•	Karen Garza, our Vice President of Marketing and Strategic Initiatives; and

•	Jose de la Torre-Bueno, Ph.D., our Vice President and Chief Technology Officer.

      We are currently in the process of conducting a search for a Chief Executive Officer to replace our interim Chief Executive Officer, Michael Cola. The pool of individuals with relevant experience in biotechnology and diagnostic products in particular is limited, and it would be costly and time-consuming to replace any of our senior management or scientific personnel. We do not maintain key-person life insurance on any of our officers, scientific and technical personnel or other employees. The loss of any of our executive officers or senior managers could have a material adverse effect on our business, operating results, cash flows and financial condition.

      Furthermore, our anticipated growth and expansion will require the addition of highly skilled technical, management, financial, sales and marketing personnel. In particular, we may encounter difficulties in attracting a sufficient number of qualified California licensed laboratory scientists. Competition for personnel is intense, and our failure to hire and retain talented personnel or the loss of one or more key employees could have a material adverse effect on our business. Many members of our current senior management group have been recruited and hired over the past 18 months. These individuals may not be able to fulfill their responsibilities adequately and may not remain with us.

The reimbursement rate for ACIS-based services has recently been significantly reduced, which may result in an adverse effect on our revenues and results of operations.

      The majority of the sales of our products in the US and other markets will depend, in large part, on the availability of adequate reimbursement to users of these products from government insurance plans, including Medicare and Medicaid in the US, managed care organizations, private insurance plans and other third-party payors. The continued success of the ACIS depends upon its ability to replace or augment existing procedures that are covered and otherwise eligible for payments and covered by the medical insurance industry.

      Prior to April 1, 2003, we had been successful in receiving widespread favorable reimbursement from the Medicare program and from other public and private payors. Effective April 1, 2003, the amount of reimbursement previously paid by Medicare for services involving automated image analysis was significantly reduced. The reduced reimbursement rate applied directly only to Medicare patients. We estimate that 25 to 35 percent of ACIS-based services are performed for Medicare beneficiaries. We believe that, before the reduction, the majority of our customers were being reimbursed approximately $200 per test. Under an interim reduced reimbursement rate (effective until December 31, 2003) customers were reimbursed about $85 per test for Medicare patients. During this time, other payers adopted the reduced reimbursement rate to a limited degree.

      A new reduced reimbursement rate to be used for image analysis went into effect on January 1, 2004. Under the new rate, the total Medicare reimbursement for ACIS-based procedures performed in physician offices or independent laboratories is approximately $140 per test, reflecting a technical component of approximately $85 and a professional component of approximately $55. The actual amount will also vary based upon a geographic factor index.

      The impact of the above-referenced reimbursement changes to us has been a reduction in our average revenue per system placement due to lower pricing that we began to offer to our customers in response to their reduced reimbursement rates. We began to experience the impact of the above-referenced reimbursement changes on our revenues in the third quarter of 2003. We estimate that the changed reimbursement rates resulted in a reduction of our revenue for the third quarter of 2003 of approximately $65,000 (due to a 2.2% reduction in average revenue per system) and a reduction in our revenue for the fourth quarter of 2003 of approximately $80,000 (due to an 8% reduction in average revenue per system). This impact was mitigated in part from an increase in the overall number of system placements.

      The reduction of reimbursement for ACIS-based procedures will reduce revenue for current ACIS customers, may result in sales allowances or cancellations of contracts by current customers and may negatively impact future placements of ACIS. We are in the process of determining the ultimate impact of this reduced reimbursement on our customers and our business. In addition, because of the increase in the technical component to reimbursement, we will be required to enter into new contracts with the hospitals that often prepare the slides for analysis. Hospitals have longer buying cycles and a more extensive contract evaluation process that may delay the implementation of these contracts. At the same time, our current pathologist customers, for whom professional service reimbursement has been reduced, will require more significant rate reductions in their contract terms with the Company. The creation of these new agreements, where ChromaVision will seek fees from both a hospital and pathology practitioner, have the potential to be difficult to implement and could cause delays in coming to agreement on contract rate terms.

      We are not able to fully assess or predict the full impact of the changes in reimbursement levels on our business at this time, nor whether Medicare will review the medical necessity and appropriateness of amounts that have been paid in prior years, although it is likely that these reductions in reimbursement levels will impact our pricing, profitability and the demand for testing.

Our net revenue will be diminished if payors do not adequately cover or reimburse our services.

      There has been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, increasing emphasis on managed care in the U.S. may continue to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new assays. Third party payors, including governmental payors such as Medicare and private payors, are scrutinizing new medical products and services and may not cover or may limit coverage and the level of reimbursement for our services. Third party insurance coverage may not be available to patients for any of our existing assays or assays we discover and develop. However, a substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third party payors. Any pricing pressure exerted by these third party payors on our customers may, in turn, be exerted by our customers on us. If government and other third party payors do not provide adequate coverage and reimbursement for our assays, our operating results, cash flows or financial condition may decline.

Managed care organizations are using capitated payment contracts in an attempt to shift payment risks which may negatively impact our operating margins.

      Managed care providers typically contract with a limited number of clinical laboratories and then designate the laboratory or laboratories to be used for tests ordered by participating physicians. The majority of managed care testing is negotiated on a fee-for-service basis at a discount. Such discounts have historically resulted in price erosion and we expect that they will negatively impact our operating margins once we commence offering laboratory services.

Third party billing is extremely complicated and will result in significant additional costs to us.

      Billing for laboratory services is extremely complicated. We plan to provide testing services to a broad range of healthcare providers. We consider a “payor” as the party that pays for the test and a “customer” as the party who refers tests to us. Depending on the billing arrangement and applicable law, we will need to bill various payors, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Insurance companies also impose routine external audits to evaluate payments made. This adds further complexity to the billing process.

      Among many other factors complicating billing are:

•	pricing differences between our fee schedules and the reimbursement rates of the payors;

•	disputes with payors as to which party is responsible for payment; and

•	disparity in coverage and information requirements among various carriers.

      We expect to incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for clinical laboratory testing is subject to considerable and complex federal and state regulations. The additional costs we expect to incur include those related to: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) legal costs; and (5) costs associated with, among other factors, challenging coverage and payment denials and providing patients with information regarding claims processing and services, such as advanced beneficiary notices.

We may acquire other businesses, products or technologies in order to remain competitive in our market and our business could be adversely affected as a result of any of these future acquisitions.

      We may make acquisitions of complementary businesses, products or technologies. If we identify any additional appropriate acquisition candidates, we may not be successful in negotiating acceptable terms of the acquisition, financing the acquisition, or integrating the acquired business, products or technologies into our existing business and operations. Further, completing an acquisition and integrating an acquired business will significantly divert management time and resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. If we consummate any significant acquisitions using stock or other securities as consideration, our shareholders’ equity could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. Acquisition financing may not be available on favorable terms, if at all. In addition, we may be required to amortize significant amounts of other intangible assets in connection with future acquisitions, which would harm our operating results, cash flows and financial condition.

Risks Related to Litigation and Intellectual Property

Product liability claims could subject us to significant monetary damage.

      The manufacture and sale of the ACIS entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or diagnosis. We currently maintain numerous insurance policies, including a $2,000,000 general liability policy, a $5,000,000 technology based errors and omissions policy and a $10,000,000 umbrella liability policy (which excludes technology based errors and omissions). These policies have deductible ranges from $5,000 to $25,000 and contain customary exclusions (including certain exclusions for medical malpractice and asbestos). Although we have not experienced any material losses to date, we cannot assure you that we will be able to maintain or acquire adequate product liability insurance in the future. Any product liability claim against us could have a material adverse effect on our reputation and operating results, cash flows and financial condition.

Clinicians or patients using our products or services may sue us and our insurance may not sufficiently cover all claims brought against us, which will increase our expenses.

      The development, marketing, sale and performance of healthcare services expose us to the risk of litigation, including professional negligence. Damages assessed in connection with, and the costs of defending, any legal action could be substantial. We currently maintain numerous insurance policies, including a $3,000,000 professional liability insurance policy ($2,000,000 per incident). This policy has a deductible of $10,000 and contains customary exclusions (including exclusions relating to asbestos and biological contaminants). However, we may be faced with litigation claims which exceed our insurance coverage or are not covered under any of our insurance policies. In addition, litigation could have a material adverse effect on our business if it impacts our existing and potential customer relationships, creates adverse public relations, diverts management resources from the operation of the business or hampers our ability to perform assays or otherwise conduct our business.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

      Our research and development activities sometimes involve the controlled use of potentially harmful biological materials, hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury to third parties from the use, storage, handling or disposal of these materials. We currently maintain numerous insurance policies, including a $2,000,000 general liability policy and a $10,000,000 umbrella liability policy (which excludes technology-based errors and omissions). These policies have deductible ranges from $5,000 to $25,000 and contain customary exclusions (including certain exclusions relating to asbestos and medical malpractice. However, in the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations is significant and could negatively affect our operations, cash flows and financial condition if these costs increase substantially.

Any breakdown in the protection of our proprietary technology, or any determination that our proprietary technology infringes on the rights of others, could materially affect our business.

      Our commercial success will depend in part on our ability to protect and maintain our proprietary technology and to obtain and enforce patents on our technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. However, obtaining, defending and enforcing our patents and other intellectual property rights involve complex legal and factual questions. We cannot assure you that we will be able to obtain, defend or enforce our patent rights covering our technologies in the US or in foreign countries, or be able to effectively maintain our technologies as unpatented trade secrets or otherwise obtain meaningful protection for our proprietary technology. Moreover, we cannot assure you that third parties will not infringe, design around, or improve upon our proprietary technology or rights.

The healthcare industry has been the subject of extensive litigation regarding patents and other proprietary rights and if we are unable to protect our patents and proprietary rights, through litigation or otherwise, our reputation and competitiveness in the marketplace could be materially damaged.

      In February 2004, we filed suit against Applied Imaging Corporation alleging that Applied Imaging’s ARIOL SL-50 system infringes certain of our patents. Although we may initiate litigation to attempt to stop the infringement of our patent claims or to attempt to force an unauthorized user of our trade secrets to compensate us for the infringement or unauthorized use, patent and trade secret litigation is complex and often difficult and expensive, and would consume the time of our management and other significant resources. If the outcome of litigation is adverse to us, third parties may be able to use our technologies without payments to us. Moreover, some of our competitors may be better able to sustain the costs of litigation because they have substantially greater resources. Because of these factors relating to litigation, we may be unable to prevent misappropriation of our patent and other proprietary rights effectively.

If the use of our technologies conflicts with the intellectual property rights of third-parties, we may incur substantial liabilities and we may be unable to commercialize products based on these technologies in a profitable manner, if at all.

      Our competitors or others may have or acquire patent rights that they could enforce against us. If they do so, we may be required to alter our technologies, pay licensing fees or cease activities. If our technologies conflict with patent rights of others, third parties could bring legal action against us or our licensees, suppliers, customers or collaborators, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we might have to obtain a royalty or licensing arrangement in order to continue to manufacture or market the affected products. A required license or royalty under the related patent or other intellectual property may not be available on acceptable terms, if at all.

      We may be unaware of issued patents that our technologies infringe. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents upon which our technologies may infringe. There could also be existing patents of which we are unaware upon which our technologies may infringe. In addition, if third parties file patent applications or obtain patents claiming technology also claimed by us in pending applications, we may have to participate in interference proceedings in the US Patent and Trademark Office to determine priority of invention. If third parties file oppositions in foreign countries, we may also have to participate in opposition proceedings in foreign tribunals to defend the patentability of the filed foreign patent applications. We may have to participate in interference proceedings involving our issued patents or our pending applications.

      If a third party claims that we infringe upon its proprietary rights, any of the following may occur:

•	we may become involved in time-consuming and expensive litigation, even if the claim is without merit;

•	we may become liable for substantial damages for past infringement, including possible treble damages for allegations of willful infringement, if a court decides that our technologies infringe upon a competitor’s patent;

•	a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms, if at all, or which may require us to pay substantial royalties or grant cross licenses to our patents; and

•	we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

      If any of these events occurs, our business, results of operation, cash flows and financial condition will suffer and the market price of our common stock will likely decline.

      In our lawsuit against Applied Imaging, Applied Imaging has filed a response and a countersuit in the United States District Court for the Southern District of California asserting that ChromaVision infringed upon its United States Patent No. 6,633,662 entitled, “Identification of Objects of Interest Using Multiple Illumination Schemes and Finding Overlay of Features In Corresponding Multiple Images.” Applied Imaging Corporation is seeking an injunction against ChromaVision’s continued manufacture, sale and use of the alleged infringing Automated Cellular Imaging System (ACIS®) in the United States and enhanced economic damages for ChromaVision’s alleged willful infringement. In addition to the patent infringement claim, Applied Image asserts ChromaVision intentionally interfered with Applied Imaging’s business relationships, misappropriation of valuable trade secrets, and unfair business practices and competition. Relief sought in this counter suit is estimated to exceed $20.0 million. ChromaVision believes that these allegations are without merit and intends to fully and vigorously defend and contest each of the allegations made by Applied Imaging Corporation.

Adversary proceedings could subject us to monetary or other damages.

      IMPATH, Inc, as a debtor-in-possession, has commenced an adversary proceeding in Bankruptcy Court in the Southern District of New York against ChromaVision, Richard J. Cote, Heather Creran and Horacio Vall. Mr. Cote is a former director of IMPATH and Ms. Creran and Mr. Vall are each former employees of IMPATH. Mr. Cote, Ms. Creran and Mr. Vall are currently employed by or under a consulting relationship with ChromaVision. The complaint alleges, among other things, that Mr. Cote, Ms. Creran and Mr. Vall have, among other things, misappropriated certain of IMPATH’s alleged trade secrets, breached fiduciary duties and unlawfully solicited former IMPATH employees to commence employment with ChromaVision. The lawsuit also alleges that ChromaVision aided and abetted these individuals in connection with these alleged actions and that ChromaVision breached a non-disclosure agreement with IMPATH. While we believe that the allegations are without merit and we intend to fully and vigorously defend and contest each of the allegations, an adverse determination in this litigation could adversely affect our business, results of operations, cash flows and financial condition.

Risks Related to Regulation of Our Industry

FDA regulations and those of other regulatory agencies can cause significant uncertainty, delay and expense in introducing new applications for the ACIS and present a continuing risk to our ability to offer applications.

      As a medical device, our ACIS product is subject to extensive and frequently changing federal, state and local governmental regulation in the United States and in other countries. The United States Food and Drug

Administration (FDA) as well as various other federal and state statutes and regulations, govern the development, testing, manufacture, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion and importing and exporting of medical devices. Failure to comply with applicable governmental requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. In addition, changes in existing laws or regulations, or new laws or regulations, may delay or prevent us from marketing our products or cause us to reduce our pricing.

If we are not able to obtain all of the regulatory approvals and clearances required to commercialize our products, our business would be significantly harmed.

      Regulatory clearance or approval of applications for the ACIS, including the related software, may be denied or may include significant limitations on the indicated uses for which it may be marketed. The FDA actively enforces the prohibition on marketing products that have not been approved or cleared and also imposes and enforces strict regulations regarding the validation and quality of manufacturing, which are enforced through periodic inspection of manufacturing facilities. Foreign countries have comparable regulations.

      In most cases, the development and commercialization of additional diagnostic applications in the U.S. will require either pre-market notification, or 510(k) clearance, or pre-market approval (PMA) from the FDA prior to marketing. The 510(k) clearance pathway usually takes from two to twelve months from submission, but can take longer. The pre-market approval pathway is much more costly, lengthy, uncertain and generally takes from one to two years or longer from submission. We do not know whether we will be able to obtain the clearances or approvals required to commercialize these products.

      Applications submitted for FDA clearance or approval will be subject to substantial restrictions, including, among other things, restrictions on the indications for which we may market these products, which could result in lower revenues. The marketing claims we will be permitted to make in labeling or advertising regarding our cancer diagnostic products, if cleared or approved by the FDA, will be limited to those specified in any clearance or approval. In addition, we are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we have failed to comply with these requirements, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, including:

•	fines, injunctions and civil penalties;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	denial of requests for 510(k) clearances or pre-market approvals of product candidates;

•	withdrawal of 510(k) clearances or pre-market approvals already granted; and

•	criminal prosecution.

      Any of these enforcement actions could affect our ability to commercially distribute our products in the US and may also harm our ability to conduct the clinical trials necessary to support the marketing, clearance or approval of additional applications.

We cannot predict the extent of future FDA regulation of our in-house diagnostic laboratory services.

      Neither the FDA nor any other governmental agency currently fully regulates the new in-house diagnostic laboratory services that we may develop and market to physicians, laboratory professionals and other medical practitioners. These tests are commonly referred to as “home brews.” FDA maintains that the authority to regulate home brews under the Federal Food, Drug, and Cosmetic Act as medical devices, however, as a matter of enforcement discretion, has decided not to exercise its authority. FDA is currently assessing the feasibility of applying additional regulatory controls over in-house diagnostic laboratory testing.

We cannot predict the extent of future FDA regulation and there can be no assurance that the FDA will not require in-house diagnostic laboratory testing to receive premarketing clearance, or premarket approval prior to marketing. Additional FDA regulatory controls over our in-house diagnostic laboratory services could add substantial additional costs to our operations, and may delay or prevent our ability to commercially distribute our products in the U.S.

Our medical devices, facilities and products are subject to significant quality control oversight and regulations, and our failure to comply with these could result in penalties or enforcement proceedings.

      Manufacturers of medical devices are subject to federal and state regulation regarding validation and the quality of manufacturing facilities, including FDA’s Quality System Regulation, or QSR, which covers the design, testing production processes, controls, quality assurance, labeling, packaging, storing and shipping of medical devices. Our failure to comply with these quality system regulations could result in civil or criminal penalties or enforcement proceedings, including the recall of a product or a “cease distribution” order requiring us to stop placing our products in service or selling, any one of which could materially adversely affect our business, results of operations and financial condition. Similar results would occur if we were to violate foreign regulations.

Our operations are subject to strict laws prohibiting fraudulent billing and other abuse, and our failure to comply with such laws could result in substantial penalties.

      Of particular importance to our operations are federal and state laws prohibiting fraudulent billing and providing for the recovery of non-fraudulent overpayments, as a large number of laboratories have been forced by the federal and state governments, as well as by private payors, to enter into substantial settlements under these laws. In particular, if an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. Submitting a claim with reckless disregard or deliberate ignorance of its truth or falsity could result in substantial civil liability. A trend affecting the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act’s “whistleblower” or “qui tam” provisions. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has submitted a fraudulent claim for payment to the federal government. The government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If it declines to do so, the individual may choose to pursue the case alone, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states have enacted laws modeled after the federal False Claims Act.

      Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future. Written “corporate compliance” programs to actively monitor compliance with fraud laws and other regulatory requirements are recommended by the Department of Health and Human Services’ Office of the Inspector General and we have a program following the guidelines in place.

Our laboratory services will be subject to extensive federal and state regulation, and our failure to comply with such regulations could result in penalties or suspension of Medicare payments and/or loss of our licenses, certificates or accreditation.

      The clinical laboratory testing industry is subject to extensive regulation, and many of these statutes and regulations have not been interpreted by the courts. The Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) established quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. Laboratories covered under CLIA are those which perform laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention, treatment of disease and other factors. The Centers for Medicare and Medicaid Services is charged with the implementation of CLIA, including registration, surveys, enforcement and approvals of the use of private accreditation agencies. For certification under CLIA, laboratories such as ours must meet various requirements, including requirements relating to quality assurance, quality control and personnel standards. Since we will be performing patient testing from all states, our laboratory will also be subject to strict regulation by California, New York and various other states. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls or require maintenance of certain records. We will also seek to be accredited by the College of American Pathologists, a private accrediting agency, and therefore will be subject to their requirements and evaluation. Our failure to comply with CLIA, state or other applicable requirements could result in various penalties, including restrictions on tests which the laboratory may perform, substantial civil monetary penalties, imposition of specific corrective action plans, suspension of Medicare payments and/or loss of licensure, certification or accreditation. Such penalties could result in our being unable to continue performing laboratory testing. Compliance with such standards is verified by periodic inspections and requires participation in proficiency testing programs.

We are subject to significant environmental, health and safety regulation.

      We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. In addition, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the federally-enacted Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace.

We are subject to federal and state laws governing the financial relationship among healthcare providers, including Medicare and Medicaid laws, and our failure to comply with these laws could result in significant penalties and other adverse consequences.

      Existing federal laws governing Medicare and Medicaid and other similar state laws impose a variety of broadly described restrictions on financial relationships among healthcare providers, including clinical laboratories. These laws include the federal anti-kickback law which prohibits individuals or entities, including clinical laboratories, from, among other things, making any payments or furnishing other benefits intended to induce or influence the referral of patients for tests billed to Medicare, Medicaid or certain other federally funded programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act (discussed above). In addition, many states have adopted laws similar to the federal anti-kickback law. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. Many of the federal and state anti-fraud statutes and regulations, including their application to joint ventures and collaborative agreements, are vague or indefinite and have not been interpreted by the courts.

      In addition, these laws also include self-referral prohibitions which prevent us from accepting referrals from physicians who have non-exempt ownership or compensation relationships with us as well as anti-markup and direct billing rules that may apply to our relationships with our customers. Specifically, the federal anti-“self-referral” law, commonly known as the “Stark” law, prohibits, with certain exceptions, Medicare payments for laboratory tests referred by physicians who have, personally or through a family member, an investment interest in, or a compensation arrangement with, the testing laboratory. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each such arrangement or scheme. In addition, anyone who presents or causes to be presented a claim to the Medicare program in violation of the Stark Law is subject to monetary penalties of up to $15,000 per claim submitted, an assessment of several times the amount claimed, and possible exclusion from participation in federal healthcare programs. In addition, claims submitted in violation of the Stark Law may be alleged to be subject to liability under the federal False Claims Act and its whistleblower provisions.

      Several states in which we operate have enacted legislation that prohibits physician self-referral arrangements and/or requires physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Some of these statutes cover all patients and are not limited to Medicare or Medicaid beneficiaries. Possible sanctions for violating state physician self-referral laws vary, but may include loss of license and civil and criminal sanctions. State laws vary from jurisdiction to jurisdiction and, in a few states, are more restrictive than the federal Stark Law. Some states have indicated they will interpret their own self-referral statutes the same way that the U.S. Centers for Medicare and Medicaid Services (“CMS”) interprets the Stark Law, but it is possible the states will interpret their own laws differently in the future. The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine.

      If we do not comply with existing or additional regulations, or if we incur penalties, it could increase our expenses, prevent us from increasing net revenue, or hinder our ability to conduct our business. In addition, changes in existing regulations or new regulations may delay or prevent us from marketing our products or cause us to reduce our pricing.

Our business is subject to stringent laws and regulations governing the confidentiality of medical information, and our failure to comply could subject us to criminal penalties and civil sanctions.

      The use and disclosure of patient medical information is subject to substantial regulation by federal, state, and foreign governments. For example, the Health Insurance Portability and Accountability Act of 1996, known as HIPAA, was enacted among other things, to establish uniform standards governing the conduct of certain electronic health care transactions and to protect the security and privacy of individually identifiable health information maintained or transmitted by health care providers, health plans and health care clearinghouses. We are currently required to comply with two standards under HIPAA. We must comply with the Standards for Electronic Transactions, which establish standards for common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; unique identifiers for providers, employers, health plans and individuals; security; privacy; and enforcement. We were required to comply with these Standards by October 16, 2003. We also must comply with the Standards for Privacy of Individually Identifiable Information, which restrict our use and disclosure of certain individually identifiable health information. We were required to comply with the Privacy Standards by April 14, 2003. Two other standards relevant to our use of medical information have been adopted under HIPAA, although our compliance with these standards is not yet required. The Security Standards will require us to implement certain security measures to safeguard certain electronic health information by April 21, 2005. In addition, CMS recently published a final rule, which will require us to adopt a Unique Health Identifier for use in filing and processing health care claims and other transactions by May 23, 2007. While the government intended this legislation to reduce administrative expenses and burdens for the health care industry, our compliance with this law may entail significant and costly changes for us. If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions.

      The Standards for Privacy of Individually Identifiable Information establish a “floor” and do not supersede state laws that are more stringent. Therefore, we are required to comply with both federal privacy regulations and varying state privacy laws. In addition, for health care data transfers from other countries relating to citizens of those countries, we must comply with the laws of those other countries.

Risks Related to this Offering

We have never paid cash dividends on our Common Stock and do not anticipate on paying dividends on our common stock, which may cause investors to rely on capital appreciation for a return on their investment.

      We currently intend to retain future earnings for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

If we raise additional funds you may suffer dilution or subordination and we may grant rights in our technology or products to third parties.

      If we raise additional funds by issuing equity securities, further dilution to our stockholders could result, and new investors could have rights superior to those of holders of the shares of our common stock. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay or may be unable to continue to develop our products.

Our stock price is likely to continue to be volatile, which could result in substantial losses for investors.

      The market price of our common stock has in the past been, and in the future is likely to be, highly volatile. These fluctuations could result in substantial losses for investors. Our stock price may fluctuate for a number of reasons including:

•	media reports and publications and announcements about cancer or diagnostic products or treatments or new innovations;

•	developments in or disputes regarding patent or other proprietary rights;

•	announcements regarding clinical trials or other technological or competitive developments by us and our competitors;

•	loss of a significant customer or group purchasing organization contract;

•	the hiring and retention of key personnel;

•	announcements concerning our competitors or the biotechnology industry in general;

•	regulatory developments regarding us or our competitors;

•	changes in reimbursement policies concerning our products or competitors’ products;

•	changes in the current structure of the healthcare financing and payment systems;

•	stock market price and volume fluctuations, which have particularly affected the market prices for medical products and high technology companies and which are often been unrelated to the operating performance of such companies; and

•	general economic, political and market conditions.

      In addition, stock markets have from time to time experienced extreme price and volume fluctuations. The market prices for medical device and laboratory service affected by these market fluctuations and such effects have often been unrelated to the operating performance of such companies. These broad market fluctuations may cause a decline in the market price of our common stock.

      During 2003, the sale price of our common stock on the Nasdaq National Market and Nasdaq SmallCap Market ranged from $.70 to $4.40 per share and during 2004, the price has ranged from $1.30 to $3.41 per share. From time to time, announcements regarding our business have been followed by significant fluctuations in our stock price. For example, on December 30, 2003 we announced that the U.S. Food and Drug Administration (FDA) cleared for marketing our ACIS system to perform tests used to help physicians determine an appropriate course of treatment for breast cancer patients. On December 30, 2003, following the announcement, our common stock closed at a price of $3.92 per share, an increase of $2.69 over the December 29, 2003 closing price. On April 27, 2004, we announced our results for the first quarter ended March 31, 2004. On April 27, 2004, following the announcement, the sale price of our common stock closed at $1.54 per share, a decrease of $0.30 from the April 26, 2004 closing price. Our stock price may fluctuate in response to a number of events and factors, such as variations in operating results, actions by various regulatory agencies, litigation, market perceptions of our financial reporting, recommendations by securities analysts, the actions of rating agencies, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

      Securities class action litigation is often brought against a company after a period of volatility in the market price of its stock. This type of litigation could be brought against us in the future, which could result in substantial expense and damage awards and divert management’s attention from running our business.

      With the advent of the Internet, new avenues have been created for the dissemination of information. We do not have control over the information that is distributed and discussed on electronic bulletin boards and investment chat rooms. The motives of the people or organizations that distribute such information may not be in our best interest or in the interest of our shareholders. This, in addition to other forms of investment information, including newsletters and research publications, could result in a significant decline in the market price of our common stock.

Future sales of shares by existing stockholders could result in a decline in the market price of the stock.

      Some of our current stockholders hold a substantial number of shares which they are currently able to sell in the public market, or which they will be able to sell under this prospectus, and our employees hold options to purchase a significant number of shares and/or have been issued shares of restricted stock that are covered by registration statements on Form S-8. If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. Safeguard Scientifics, Inc., which owns a majority of our outstanding common stock, has rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Furthermore, if we were to include in a Company-initiated registration statement shares held by those holders pursuant to the exercise of their registrations rights, the sale of those shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We are controlled by a single existing stockholder, whose interests may differ from other stockholders’ interests and may adversely affect the trading price of our common stock.

      Safeguard Scientifics, Inc. beneficially owns a majority of the outstanding shares of our common stock. Safeguard Scientifics, Inc. currently beneficially owns 57.6% of our common stock. In the event Safeguard were to sell all of the shares covered by the registration statement of which this prospectus is a part, Safeguard’s beneficial ownership would be reduced to approximately 50%. As a result, Safeguard Scientifics, Inc. will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. In addition, Safeguard Scientifics, Inc. will have the ability to elect all of our directors and they could, as a result, dictate the management of our business and affairs. The interests of this stockholder may differ from other stockholders’ interests. In addition, this concentration of ownership may delay, prevent, or deter and change in control and could deprive other stockholders of an opportunity to receive a premium for their common stock as part of a sale of our business. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

We have adopted a stockholder rights plan and other arrangements which could inhibit a change in control and prevent a stockholder from receiving a favorable price for his or her shares.

      Our board of directors has adopted a stockholders’ rights plan providing for discounted purchase rights to its stockholders upon specified acquisitions of our common stock. The exercise of these rights is intended to inhibit specific changes of control of our company.

      In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by our board of directors. These provisions and others could make it difficult for a third party to acquire us, or for members of our board of directors to be replaced, even if doing so would be beneficial to our stockholders. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace the current management team. If a change of control or change in management is delayed or prevented, you may lose an opportunity to realize a premium on your shares of common stock or the market price of our common stock could decline.

We have recently been delisted from the NASDAQ National Market and transferred to the NASDAQ SmallCap Market which could result in a number of legal and other consequences that may negatively affect our business and the liquidity and price of our common stock.

      Effective August 15, 2003, a Nasdaq Qualifications Panel terminated our Nasdaq National Market Listing and transferred our securities to the Nasdaq SmallCap Market. With our securities listed on the Nasdaq SmallCap Market, we face a variety of legal and other consequences that may negatively affect our business including, without limitation, the following:

•	future issuances of our securities may require time-consuming and costly registration statements and qualifications because state securities law exemptions available to us are more limited;

•	securities analysts may decrease or cease coverage of ChromaVision; and

•	we may lose current or potential investors.

      In addition, we are required to satisfy various listing maintenance standards for our common stock to be quoted on the Nasdaq SmallCap Market. If we fail to meet such standards, our common stock would likely be delisted from the Nasdaq SmallCap Market and trade on the over-the-counter bulletin board, commonly referred to as the “pink sheets.” This alternative is generally considered to be a less efficient market and would seriously impair the liquidity of our common stock and limit our potential to raise future capital through the sale of our common stock, which could materially harm our business, results of operations, cash flows and financial position.

We may have issued stock options and shares of restricted stock to certain employees in violation of California state securities laws and may conduct a rescission offer with respect to such issuances.

      Following our delisting from the Nasdaq National Market, we issued stock options and shares of restricted stock to certain employees in California without first qualifying such securities under California state securities laws, and such issuance may have been in violation of state securities laws. As a result, we may have potential liability under state securities laws to the individuals to whom the options and shares of restricted stock were granted. We may elect to conduct a rescission offer to such individuals to give them the election to rescind their option or restricted stock grant. Management is currently analyzing this matter and cannot, at this time, ascertain the extent of our potential liability, though we do not believe it would be material to our results of operations, cash flows and financial position.

Recently enacted and proposed changes in securities laws and regulations will increase our costs.

      The Sarbanes-Oxley Act of 2002 along with other recent and proposed rules from the Securities and Exchange Commission and Nasdaq require changes in our corporate governance, public disclosure and compliance practices. Many of these new requirements will increase our legal and financial compliance costs, and make some corporate actions more difficult, such as proposing new or amendments to stock option plans, which now require shareholder approval. These developments could make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments also could make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee.

FORWARD-LOOKING STATEMENTS

      Statements in this prospectus describing our plans, goals, strategies, intentions, expectations and anticipated events are forward-looking statements. Important factors which could cause actual results to differ materially from those described in such forward-looking statements include the following: commercialization of our products is dependent on acceptance by the medical community and receipt of satisfactory reimbursement from third-party payers; any future success depends upon our ability to expand and maintain a successful sales and marketing organization; we may require additional financing for our business, and it is uncertain whether the financing will be available on favorable terms or at all; we may encounter unanticipated expenses, liabilities or other adverse events affecting cash flow; our ability to develop new applications depends on successful collaboration with third parties that we do not control; we may not be successful in implementing our new business initiatives; proper utilization of our system is dependent upon the quality of third party stains and reagents; we must successfully compete with other technologies and with emerging competitors in cell imaging; an inadequate supply of biological samples could delay completion of clinical trials for new applications for our Automated Cellular Imaging System (“ACIS”); the clinical trials could fail to demonstrate the efficacy of the ACIS for new applications; new applications may not be successfully developed; the ability to commercialize new applications may be dependent on obtaining appropriate U.S. Food and Drug Administration (the “FDA”) and foreign regulatory approvals and clearances, which may not be obtained when anticipated or at all; our competitive position is dependent upon our ability to protect our patents and proprietary rights; and manufacture of the ACIS is subject to FDA regulation and our ability to implement our strategy of providing decentralized ACIS analysis capabilities over the internet is dependent upon successful development of the related imaging technology and obtaining any required regulatory approvals. Recent experience with respect to ACIS placements, new contracts for placements, revenues, results of operations and cash flows may not be indicative of future results for the reasons set forth above.

      We undertake no obligation after the date of this prospectus to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized Shares

      Under our Amended Certificate of Incorporation, we are currently authorized to issue 100,000,000 shares of common stock, par value $0.01 per share and 8,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

      As of July 19, 2004, there were 51,423,709 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters voted on by stockholders, including the election of directors. We have not paid cash dividends and do not anticipate paying cash dividends in the foreseeable future. In addition, the declaration and payment of dividends is prohibited by covenants in our existing revolving credit facility. We expect to utilize any future earnings to finance our operations. The actual amount of any dividends that may be paid in the future will be subject to the discretion of the Board of Directors of the Company and will depend on our operations, financial and business requirements and other factors. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and liquidation preference of our preferred stock (if any shares of preferred stock are outstanding at such time). Holders of the common stock have no preemptive, subscription, redemption or conversion rights under our Certificate of Incorporation. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

Preferred Stock

      We currently have no shares of preferred stock outstanding.

Stockholder Rights Plan

      In 1999, we adopted a stockholder rights plan and have issued, for each share of our common stock, one preferred stock purchase right (a “Right”). When exercisable, each Right will entitle the registered holder to purchase from us one one-hundredth of a share of Series C Preferred Stock, at an exercise price of $30.00. The exercise price, the number of outstanding Rights and the number of preferred shares issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement in order to prevent dilution. For further information, see the Stockholder Rights Plan and amendments thereto, which is incorporated by reference in this prospectus to our Report on Form 8-K filed with the SEC on March 12, 1999, our Report on Form 8-K filed with the SEC on July 2, 1999, our Report on Form 8-K filed with the SEC on October 10, 2000 and our Report on Form 8-K filed with the SEC on June 17, 2002.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of the common stock by the selling stockholders. However, 1,560,000 shares of common stock offered by this prospectus are issuable in the future upon the exercise of the common stock purchase warrants issued in connection with the equity financings we completed on March 31, 2004 and April 27, 2004. If all of these warrants are exercised, we would receive aggregate gross proceeds of approximately $4,290,000. We received net proceeds of approximately $19,600,000 from the private placement of shares of common stock and warrants to a limited number of accredited investors, including the selling stockholders. We expect to use these proceeds and proceeds, if any, from exercise of the warrants, for general corporate purposes and working capital, including to fund our new business initiatives such as our expansion into becoming a direct provider of reference laboratory services and other oncology-focused laboratory services. Our costs in connection with our expansion into becoming a provider of laboratory services will include costs of acquiring necessary equipment, facilities and personnel and costs associated with funding operating losses related to our laboratory services business until it becomes profitable.

SELLING STOCKHOLDERS

      On March 25, 2004 we entered into a securities purchase agreement with a limited number of accredited investors, including the selling stockholders, pursuant to which we agreed to issue and the investors agreed to purchase 10,500,000 shares of common stock, together with warrants to purchase an additional 1,575,000 shares of common stock at an exercise price of $2.75 per share, for an aggregate purchase price of $21,000,000. We sometimes refer to this financing as the “new financing.” The net proceeds to us from the new financing, after deducting expenses of the new financing including placement agent fees, were approximately $19,600,000. We expect to use the proceeds from the new financing for working capital and general corporate purposes, including the funding of new business initiatives such as our expansion into becoming a direct provider of reference laboratory services and other oncology-focused laboratory services. The securities issued in the new financing were issued to a limited number of accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be resold absent registration under the Securities Act or an exemption therefrom. Additionally, prior to issuance, each selling stockholder represented that the they did not have any oral and/or written agreements with any member of the NASD or person associated with a member of the NASD concerning the disposition of the securities covered under this registration statement.

      In order to comply with applicable NASD Marketplace Rules, we structured the new financing so that a portion of the common stock and warrants issued in the new financing (4,200,000 shares of common stock and warrants to purchase 630,000 shares of common stock for aggregate gross proceeds of $8,400,000) were issued at an initial closing that occurred on March 31, 2004. The remaining shares and warrants to be issued in the new financing were issued at a subsequent closing which occurred on April 27, 2004 (which was 21 days following our mailing of an information statement to our stockholders).

      The warrants issued in the new financing are exercisable for a period of four years after the date of issue, and the initial exercise price per share of common stock under the warrants is $2.75. The exercise price of the warrants and the number of shares of common stock for which the warrants are exercisable is subject to proportionate adjustment in the event we make common stock dividends or distributions, consummate a stock split or reverse stock split or issue shares in a reclassification of our common stock.

      In connection with the new financing, we entered into a registration rights agreement with the purchasers. Under the terms of the registration rights agreement, we agreed to file this registration statement with the Securities and Exchange Commission to cover resales of the shares of common stock issued in the new financing and of the shares of common stock underlying the warrants issued in the new financing and to use our best efforts to cause that registration statement to become effective as promptly as practicable.

      The following table sets forth information with respect to each selling stockholder’s ownership of our common stock as of July 19, 2004 as adjusted to reflect the resale of all the common stock that may be offered by this prospectus. The selling stockholders, including their transferees, pledgees or donees and their successors, may from time to time, offer all, some or none of their shares of common stock listed in the following table. Information concerning these selling stockholders or their successors as a result of transfers or pledges will be updated from time to time in one or more prospectus supplements to the extent required. The number of shares in the column labeled “Shares of Common Stock Being Offered by This Prospectus” represents all the shares that each selling stockholder will be permitted to offer under this prospectus. The table assumes that the selling stockholders sell all the shares of common stock offered by this prospectus and none of the other shares of common stock owned by the selling stockholders, if any. We are unable to determine the exact number of shares that actually will be resold. See “Plan of Distribution.” Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Other than Safeguard Delaware, Inc., which, together with its affiliates, owns a majority of our outstanding common stock, none of the selling stockholders have had a material relationship with us or any of our affiliates during the past three years. See “Plan of Distribution”.

      Each of the selling stockholder’s percentage ownership in the following table is based on 51,423,709 issued and outstanding shares of common stock as of July 19, 2004.

				Shares of Common Stock
	Number of Shares of		Number of Shares of	Beneficially Owned
	Common Stock		Common Stock	After the Offering(2)
	Beneficially Owned		Being Offered
Selling Stockholder	Prior to this Offering(1)		by this Prospectus	Number		Percentage

Precept Capital Master Fund, G.P.	115,000	(3)	115,000	0		*	%
Precept Market Neutral Fund, L.P.	115,000	(4)	115,000	0		*
Deephaven Small Cap Growth Fund LLC	517,500	(5)	517,500	0		*
Cougar Trading, LLC	115,000	(6)	115,000	0		*
Southwell Partners, L.P.	632,500	(7)	632,500	0		*
Senvest Master Fund L.P.	115,000	(8)	115,000	0		*
Winchester Global Trust Company Limited as Trustee for Caduceus Capital Trust	213,900	(9)	213,900	0		*
Caduceus Capital II, L.P.	101,200	(10)	101,200	0		*
UBS Eucalyptus Fund, L.L.C.	202,400	(11)	202,400	0		*
PW Eucalyptus Fund, Ltd.	27,600	(12)	27,600	0		*
HFR SHC Aggressive Fund	29,900	(13)	29,900	0		*
Cohanzick Absolute Return Fund, Ltd.	57,500	(14)	57,500	0		*
Atlas Capital (Q.P.) L.P.	129,260	(15)	129,260	0		*
Atlas Capital Master Fund L.P.	330,740	(16)	330,740	0		*
DKR Soundshore Oasis Holding Fund Ltd.	115,000	(17)	115,000	0		*
The Animi Master Fund, Ltd.	862,500	(18)	862,500	0		*
Crestview Capital Master, LLC	690,000	(19)	690,000	0		*
Safeguard Delaware, Inc.	30,259,390	(20)	4,312,500	25,946,890	(21)	50
Smithfield Fiduciary LLC	1,725,000	(22)	1,725,000	0		*
Accipiter Life Sciences Fund (QP) LP	42,295	(23)	42,295	0		*
Accipiter Life Sciences Fund LP	65,781	(24)	65,781	0		*
Accipiter Life Sciences Fund Ltd	64,424	(25)	64,424	0		*
Thompson Plumb Growth Fund	2,075,000	(26)	575,000	1,500,000	(27)	2.9
Iroquois Capital, LP	115,000	(28)	115,000	0		*
Acqua Wellington Opportunity Ltd.	287,500	(29)	287,500	0		*
Longview Equity Fund, LP	215,625	(30)	215,625	0		*
Longview International Equity Fund, LP	71,875	(31)	71,875	0		*
Gamma Opportunity Capital Partners, LP	115,000	(32)	115,000	0		*

*	Represents less than 1.0% of the outstanding common stock.

(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus and shares of common stock issuable upon exercise of common stock purchase warrants issued in the new financing.

(2)	Assumes the Selling Stockholder sells all the common stock being offered by this prospectus and acquires no additional shares of common stock before the completion of this offering.

(3)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. D. Blair Baker exercises voting and investment control over these securities.

(4)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. D. Blair Baker exercises voting and investment control over these securities.

(5)	Includes 450,000 shares of common stock and 67,500 shares issuable upon exercise of common stock purchase warrants. Colin Smith exercises voting and investment control over these securities.

(6)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. Emanuel E. Geduld exercises voting and investment control over these securities.

(7)	Includes 550,000 shares of common stock and 82,500 shares issuable upon exercise of common stock purchase warrants. Wilson S. Jaeggli exercises voting and investment control over these securities.

(8)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. Richard Mashaal exercises voting and investment control over these securities.

(9)	Includes 186,000 shares of common stock and 27,900 shares issuable upon exercise of common stock purchase warrants. Samuel D. Isaly exercises voting and investment control over these securities.

(10)	Includes 88,000 shares of common stock and 13,200 shares issuable upon exercise of common stock purchase warrants. Samuel D. Isaly exercises voting and investment control over these securities.

(11)	Includes 176,000 shares of common stock and 26,400 shares issuable upon exercise of common stock purchase warrants. Samuel D. Isaly exercises voting and investment control over these securities.

(12)	Includes 24,000 shares of common stock and 3,600 shares issuable upon exercise of common stock purchase warrants. Samuel D. Isaly exercises voting and investment control over these securities.

(13)	Includes 26,000 shares of common stock and 3,900 shares issuable upon exercise of common stock purchase warrants. Samuel D. Isaly exercises voting and investment control over these securities.

(14)	Includes 50,000 shares of common stock and 7,500 shares issuable upon exercise of common stock purchase warrants. David K. Sherman exercises voting and investment control over these securities.

(15)	Includes 112,400 shares of common stock and 16,860 shares issuable upon exercise of common stock purchase warrants. Robert H. Alpera exercises voting and investment control over these securities.

(16)	Includes 287,600 shares of common stock and 43,140 shares issuable upon exercise of common stock purchase warrants. Robert H. Alpera exercises voting and investment control over these securities.

(17)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. Seth Fischer exercises voting and investment control over these securities.

(18)	Includes 750,000 shares of common stock and 112,000 shares issuable upon exercise of common stock purchase warrants. Peter G. Hirsch exercises voting and investment control over these securities.

(19)	Includes 600,000 shares of common stock and 90,000 shares issuable upon exercise of common stock purchase warrants. Stewart Flink, Robert Hoyt and Richard Levy exercise voting and investment control over these securities.

(20)	Includes 26,820,669 shares beneficially owned by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. (“SDI”), and 3,438,721 shares beneficially owned by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. (“SSDI”). Safeguard Scientifics, Inc. and each of SDI and SSDI have reported that Safeguard together with each of SDI and SSDI, respectively, have both shared voting and dispositive power with respect to the shares held by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI. Included in the 26,820,669 shares beneficially owned by SDI are 1,100,111 currently exercisable warrants. No person or entity owns more than 5% of the outstanding shares of Safeguard Scientifics, Inc. Members of the Board of Directors of SDI and SSDI are executive officers of Safeguard Scientifics, Inc.

Such executive officers may be deemed to share voting and investment power with respect to the shares held by SDI and SSDI, respectively.

(21)	Includes 22,508,169 shares beneficially owned by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. (“SDI”), and 3,438,721 shares beneficially owned by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. (“SSDI”). Safeguard Scientifics, Inc. and each of SDI and SSDI have reported that Safeguard together with each of SDI and SSDI, respectively, have both shared voting and dispositive power with respect to the shares held by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI. Included in the 22,508,169 shares beneficially owned by SDI are 537,611 currently exercisable warrants.

(22)	Includes 1,500,000 shares of common stock and 225,000 shares issuable upon exercise of common stock purchase warrants. Glen Dubin and Henry Swieca exercise voting and investment control over these securities.

(23)	Includes 36,778 shares of common stock and 5,517 shares issuable upon exercise of common stock purchase warrants. Gabe Hoffman exercises voting and investment control over these securities.

(24)	Includes 57,201 shares of common stock and 8,580 shares issuable upon exercise of common stock purchase warrants. Gabe Hoffman exercises voting and investment control over these securities.

(25)	Includes 56,021 shares of common stock and 8,403 shares issuable upon exercise of common stock purchase warrants. Gabe Hoffman exercises voting and investment control over these securities.

(26)	Includes 500,000 shares of common stock and 75,000 shares issuable upon exercise of common stock purchase warrants. U.S. Bank N.A. to act as the Custodian for the Thompson Plumb Growth Fund. Thompson Investment Management, a registered investment advisor, is the investment advisor of the Thompson Plumb Growth Fund and will have voting and investment control over the shares and warrants being purchased. No single individual at Thompson Investment Management will have voting or investment control over the shares and warrants.

(27)	Thompson Investment Management, a registered investment advisor, is the investment advisor of the Thompson Plumb Growth Fund and will have voting and investment control over these securities. No single individual at Thompson Investment Management will have voting or investment control over the securities.

(28)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. Josh Silverman exercises voting and investment control over these securities.

(29)	Includes 250,000 shares of common stock and 37,500 shares issuable upon exercise of common stock purchase warrants. Michael Taylor, Anthony L.M. Inder Rieden and Dierdre M. McCoy exercise voting and investment control over these securities.

(30)	Includes 187,500 shares of common stock and 28,125 shares issuable upon exercise of common stock purchase warrants. Wayne H. Coleson exercises voting and investment control over these securities.

(31)	Includes 62,500 shares of common stock and 9,375 shares issuable upon exercise of common stock purchase warrants. Wayne H. Coleson exercises voting and investment control over these securities.

(32)	Includes 100,000 shares of common stock and 15,000 shares issuable upon exercise of common stock purchase warrants. Jonathan P. Knight and Peter Benz exercise voting and investment control over these securities.

PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, donees, assignees or successors-in-interest in receipt of shares of Common Stock as a result of a gift, partnership distribution, or other non-sale-related transfer, may, from time to time and in one or more transactions, offer shares for sale pursuant to this Prospectus. Subject to compliance with applicable law, the Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any exchange distribution in accordance with the rules of the applicable exchange, in The Nasdaq Stock Market, the Nasdaq SmallCap Market or in the Over-the-Counter market;

•	privately negotiated transactions;

•	through the writing of options on (whether the options are listed on an options exchange or otherwise), or settlement of short sales of, the shares;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of two or more of these methods; and

•	any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares in transactions exempt from the registration requirements of the Section 5 of the Securities Act, including under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

      Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholders or by agreement among or between the Selling Stockholders and the underwriters, brokers, dealers, agents or purchasers.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them. If they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares from time to time under this Prospectus, or under a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee or secured party as Selling Stockholders under this Prospectus.

      Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker(s)-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker(s)-dealer(s), where applicable, (v) that such broker(s)-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction. If a Selling Stockholder transfers the shares covered by this Prospectus in a transaction exempt from the registration requirements of Section 5 of the Securities Act, including under Rule 144 if available, the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus, and a supplement to this Prospectus will be filed pursuant to Rule 424(b) under the Securities Act to reflect the transferee as the Selling Stockholder.

      The Selling Stockholders and any broker(s)-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Three of the selling shareholders, Senvest Master Fund L.P., Deephaven Small Cap Growth Fund LLC and Smithfield Fiduciary LLC are affiliates of a broker-dealer. Each Selling Stockholder has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares and that it acquired shares of our common stock in the ordinary course of business.

      The Company has agreed to pay all fees and expenses incident to the registration of the shares. The Company also has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Jefferies & Company, Inc. acted as a placement agent in connection with the private placement of the shares, and it received a fee in the amount of $1,002,500 in connection with its role as placement agent and is entitled to reimbursement for its reasonable out of pocket expenses.

      The Company has informed the Selling Stockholders that the anti-manipulation provision of Regulation M under the Exchange Act may apply to purchases and sales of shares by the Selling Stockholders, and that there are restrictions on market making activities by persons engaged in the distribution of the shares. The Company has also advised the Selling Stockholders that if a particular offer of shares is to be made on terms constituting a material change from the information described under this Prospectus, then to the extent required, a supplement to this Prospectus must be distributed setting forth the terms and relate information as required.

VALIDITY OF COMMON STOCK

      The validity of the common stock offered by this prospectus has been passed upon by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements and schedule of ChromaVision Medical Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. You also may inspect copies of these materials and other information about us at the Nasdaq National Market, 33 Whitehall Street, New York, New York 10004.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the time the selling stockholders stop offering the securities under this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004;

•	a Proxy Statement for Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 26, 2004;

•	a Definitive Information Statement on Schedule 14C filed with the SEC on March 9, 2004;

•	a Definitive Information Statement on Schedule 14C filed with the SEC on April 5, 2004; and

•	our current reports on Form 8-K, filed on February 12, 2004, February 24, 2004, March 22, 2004, March 26, 2004, April 1, 2004 and May 4, 2004.

      Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

      We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act that registers the shares offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement. You should read the Registration Statement for further information about us and our common stock.

      We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to:

ChromaVision Medical Services, Inc.

33171 Paseo Cerveza
San Juan Capistrano, CA 92675
Attention: Chief Financial Officer
Telephone Number: (949) 443-3355

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the common stock being registered (all amounts are estimated except the SEC registration fee):

SEC Registration Fee	$3,457.58
Printing Expenses	8,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Blue Sky Fees and Expenses	1,500
Transfer Agent Fees	1,500
Miscellaneous Expenses	10,000

TOTAL	$84,457.58

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporations’ board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article 12 of our certificate of incorporation, as amended, and Article 7 of our bylaws, as amended, provide for maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors. Subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to ChromaVision Medical Systems, Inc. and its stockholders. This provision does not eliminate our directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

Item 16.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of the Company, as amended(1)
4.2	Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on March 30, 2004(±)
4.3	Bylaws of the Company, as amended(1)
4.4	Form of Rights Agreement, as amended, dated as of February 10, 1999 between the Company and Harris Trust Company of California, as Rights Agent(3)
4.5	Form of Securities Purchase Agreement, dated as of March 25, 2004.(2)
4.6	Form of Registration Rights Agreement, dated as of March 25, 2004.(2)
5.1	Opinion of Latham & Watkins LLP(±)
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Auditors(*)
24.1	Power of Attorney (included on signature page)(±)

(*)	Filed herewith.

(±)	Previously Filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-26129) filed on April 30, 1997.

(2)	Incorporated by reference to the Company’s current report on Form 8-K, filed April 1, 2004.

(3)	Incorporated by reference to the Company’s current report on Form 8-K, filed March 12, 1999, the Company’s current report on Form 8-K, filed July 2, 1999, the Company’s current report on Form 8-K, filed October 10, 2000, and the Company’s current report on Form 8-K, filed June 17, 2002.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (the “Registration Statement”):

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”)

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs a.(1)(i) and a.(1)(ii) do not apply if the Registration Statement is on Form S-3, S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan Capistrano, California on the 20th day of July 2004.

CHROMAVISION MEDICAL SYSTEMS, INC.

By:	/s/ STEPHEN T. D. DIXON

Name: Stephen T. D. Dixon

Title:	Executive Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of July 2004.

Signature		Title

* Michael F. Cola		Interim Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

* Stephen T. D. Dixon		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Anthony Craig		Director

* Irwin Scher, M.D.		Director

* Frank P. Slattery, Jr.		Director

* Jon R. Wampler		Director

*By:	/s/ STEVEN T. D. DIXON Stephen T. D. Dixon Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of the Company, as amended(1)
4.2	Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on March 30, 2004(±)
4.3	Bylaws of the Company, as amended(1)
4.4	Form of Rights Agreement, as amended, dated as of February 10,1999 between the Company and Harris Trust Company of California, as Rights Agent(3)
4.5	Form of Securities Purchase Agreement, dated as of March 25, 2004.(2)
4.6	Form of Registration Rights Agreement, dated as of March 25, 2004.(2)
4.7	Form of Common Stock Purchase Warrant(2)
5.1	Opinion of Latham & Watkins LLP(±)
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Auditors(*)
24.1	Power of Attorney (included on signature page)(±)

(*)	Filed herewith.

(±)	Previously Filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-26129) filed on April 30, 1997.

(2)	Incorporated by reference to the Company’s current report on Form 8-K, filed April 1, 2004.

(3)	Incorporated by reference to the Company’s current report on Form 8-K, filed March 12, 1999, the Company’s current report on Form 8-K, filed July 2, 1999, the Company’s current report on Form 8-K, filed October 10, 2000, and the Company’s current report on Form 8-K, filed June 17, 2002.